Conformed Version

Exhibit 10.26

DATED 14 SEPTEMBER 2004

WYNN RESORTS (MACAU) S.A.

as Company

and

SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH

as Security Agent

DEBENTURE

THIS DEBENTURE is made on 14 September 2004

BY

(1)	WYNN RESORTS (MACAU) S.A., a company incorporated under the laws of the Macau SAR (registered number 14917), whose registered office is at 429 Avenida da Praia Grande, 18th Floor, Praia Grande Commercial Centre, Macau (the “Company”) in favour of

(2)	SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH, with its principal office at 42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong, as agent and security trustee for and on behalf of the Secured Parties (the “Security Agent”).

NOW THIS DEBENTURE WITNESSES as follow:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Debenture, unless otherwise defined herein, all terms defined or referred to in the Deed of Appointment and Priority or, if not defined or referred to in the Deed of Appointment and Priority, the Common Terms Agreement, shall bear the same meaning when used in this Debenture and, in addition:

“Charged Property” means all the assets and undertaking of the Company which from time to time are the subject of the security created or expressed to be created in favour of the Security Agent by or pursuant to this Debenture.

“Collateral Rights” means all rights, powers and remedies of the Security Agent provided by or pursuant to this Debenture or by law.

“Deed of Appointment and Priority” means the deed of appointment and priority dated 14 September 2004 and made between, among others, the Company, Société Générale Asia Limited as intercreditor agent, the Security Agent as security agent, the institutions defined therein as Original First Ranking Lenders, Second Ranking Finance Party and Third Ranking Finance Party, as amended, varied, novated and/or supplemented from time to time.

“Intellectual Property” means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all applications and rights to use such assets (other than the Excluded Property (as defined in the IP Direct Agreement) and items listed in Schedule C of the IP Agreement) and all Related Rights in relation thereto.

“Investments” means each of the Permitted Investments as defined in the Common Terms Agreement (other than paragraphs (a) and (b) in the definition thereof), in each case whether held directly by or to the order of the Company or by any trustee, nominee, fiduciary or clearance system on its behalf and all Related Rights in relation thereto (including all rights against any such trustee, nominee, fiduciary or clearance system).

“Monetary Claims” means any debts and monetary claims owing to the Company and any proceeds thereof (including without limitation any claims or sums of money deriving from or in relation to any Offshore Project Documents, any Hedging Agreements, any Intellectual Property, any court order or judgment, any contract or agreement to which the Company is a party and any other assets, property, rights or undertaking of the Company).

“Offshore Project Documents” means the Construction Contract, the Prime Contractor’s Completion Guarantee, the Prime Contractor’s Performance Bond, the Project Administration Services Agreement and each Payment and Performance Bond (other than the Prime Contractor’s Completion Guarantee and the Prime Contractor’s Performance Bond).

“Receiver” means a receiver or receiver and manager of the whole or any part of the Charged Property.

“Related Rights” means, in relation to any asset covered by this Debenture:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any licence, agreement for sale or agreement for lease or agreement for any other disposal in respect of that asset;

(c)	all rights, benefits, claims, contracts, warranties, remedies, security, indemnities or covenants for title in respect of that asset;

(d)	any moneys and proceeds paid or payable in respect of that asset; and

(e)	(in the case where such asset is a share or other security) all dividends, distributions, interest and moneys payable in respect thereof and any rights/shares/securities deriving therefrom or accruing thereto whether by way of redemption, bonus, preference, option, substitution, conversion or otherwise.

1.2	Interpretation

In this Debenture:

1.2.1	the principles of construction and interpretation contained or referred to in Clause 1.2 (Construction) of the Deed of Appointment and Priority shall apply to the construction and interpretation of this Debenture; and

1.2.2	any reference to any or all of the Grantors or any or all of the Secured Parties shall be construed so as to include its or their (and any subsequent) successors and any permitted transferees in accordance with their respective interests.

1.3	Third party rights

1.3.1	The Contracts (Rights of Third Parties) Act 1999 applies to Clause 1.4 (Non-Recourse Liability) but only for the benefit of the Operatives subject always to the terms of Clause 29 (Governing Law) and Clause 30 (Jurisdiction).

1.3.2	Except as provided in sub-clause 1.3.1 above, a Person who is not a party to this Debenture has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Debenture.

1.3.3	Subject to Clause 24.2 (Amendment of other Security Documents) of the Deed of Appointment and Priority, the consent of any Person who is not a party to this Debenture is not required to rescind or vary this Debenture.

1.4	Non-Recourse Liability

Notwithstanding any provision in the Finance Documents to the contrary, no Operative shall be personally liable for payments due hereunder or under any of the Finance Documents or for the performance of any obligation hereunder or thereunder, save, in relation to any Operative, pursuant to any Finance Document to which such Operative is party. The sole recourse of the Secured Parties for satisfaction of any of the obligations of any of the Obligors hereunder and under the other Finance Documents shall be against the Obligors, and not against any assets or property of any Operative save to the extent such Operative is party to a Finance Document and is expressed to be liable for such obligation thereunder. In the case of Mr Wong Chi Seng, his liability shall be limited to his shares in the Company.

2.	PAYMENT OF SECURED OBLIGATIONS

2.1	Covenant to Pay

The Company shall discharge and pay to the Security Agent (when due and payable) each of the Secured Obligations in accordance with the terms of the Finance Documents provided that:

(a)	neither the obligations of the Company under this Clause 2.1 nor the security constituted by this Debenture shall extend to or include any liability or sum which would cause such obligations or security to be unlawful or prohibited by any applicable law; and

(b)	every payment by the Company of any sum in respect of the liabilities hereto covenanted to be discharged by the Company to or for the account of any of the Secured Parties to whom the same is due and payable which is made in accordance with the terms of the Finance Documents under which such sum is payable to such Secured Parties shall operate in satisfaction pro tanto of such covenant.

3.	ASSIGNMENTS AND FIXED CHARGE

3.1	Assignments

The Company hereby assigns with full title guarantee to the Security Agent as trustee for the Secured Parties for the payment and discharge of the Secured Obligations all the Company’s right, title and interest from time to time in and to each of the following assets (subject to obtaining any necessary consent to such assignment from any third party):

3.1.1	each of the Offshore Project Documents and all Monetary Claims and Related Rights in relation thereto; and

3.1.2	each of the Hedging Agreements and all Monetary Claims and Related Rights in relation thereto.

3.2	Fixed Charge

The Company hereby charges with full title guarantee in favour of the Security Agent as trustee for the Secured Parties for the payment and discharge of the Secured Obligations, by way of first fixed charge, all of the Company’s rights, title and interest from time to time in and to each of the following assets:

3.2.1	the Intellectual Property to the extent that such rights, title and interest can be subject to a charge in favour of the Security Agent (other than any Intellectual Property which is registered in Macau SAR and which is pledged under the Pledge over Intellectual Property);

3.2.2	the Investments; and

3.2.3	all Monetary Claims attributable to all or any part of the Intellectual Property and/or the Investments other than any claims which are otherwise subject to a fixed charge or assignment (at law or in equity) pursuant to this Debenture and all Related Rights in relation thereto provided that without prejudice to any other provision of this Clause 3.2, the proceeds of such Monetary Claims shall be released automatically from the fixed charge upon those proceeds being credited to any Account.

3.3	Obligations to Perform

Notwithstanding the assignment referred to in Clause 3.1 (Assignments), the Company remains liable to perform the obligations imposed on it under or in respect of the Offshore Project Documents and the Hedging Agreements, and neither the Security Agent nor any of the other Secured Parties is liable to perform any of such obligations nor liable for the consequences of non-performance.

3.4	Charge over Intellectual Property

3.4.1	The Company shall, promptly upon any acquisition of any rights, title and/or interest in any material Intellectual Property, give written notice of such acquisition to the Security Agent which notice shall include reasonable details of such rights, title and interest.

3.4.2	The Company shall use reasonable endeavour to ensure that all of the Company’s rights, title and interest in all Intellectual Property can be charged in favour of the Security Agent and, if any of the Company’s rights, title and interest in any material Intellectual Property cannot be charged in favour of the Security Agent after the Company having used its reasonable endeavour to so ensure, the Company shall promptly notify the Security Agent in writing and provide reasonable details of such rights, title and interest which cannot be charged in favour of the Security Agent.

3.5	Direct Agreements

Notwithstanding any provision herein, the Security Agent may not exercise any right which is not permitted under the PASA Direct Agreement or the Construction Contract Direct Agreement.

4.	PERFECTION OF SECURITY

4.1	Notices of Assignment

4.1.1	The Company shall give notices of assignment of its rights, title and interest in, to and under each of the Construction Contract and the Project Administration Services Agreement in favour of the Security Agent under the Construction Contract Direct Agreement and the PASA Direct Agreement respectively.

4.1.2	The Company shall deliver to the Security Agent (or procure the delivery to the Security Agent of):

(a)	(in respect of each Offshore Project Document (other than the Construction Contract and the Project Administration Services Agreement) and Hedging Agreement already entered into or subsisting at the date of this Debenture) as soon as shall be reasonably practicable after execution of this Debenture, a notice of assignment to the relevant obligor(s) thereunder substantially in the form of Schedule 1 (Form of Notice of Assignment of Offshore Project Document) (or otherwise in form and substance reasonably satisfactory to the Security Agent) duly executed by, or on behalf of, the Company, and shall use reasonable endeavours to procure that each such notice is acknowledged by each Person to whom such notice is expressed to be given in substantially the form of acknowledgement attached to such notice as soon as reasonably practicable thereafter; and

(b)	(in respect of each Offshore Project Document and Hedging Agreement entered into or coming into existence after the date of this Debenture) within 20 days of the entering into or coming to existence of such Offshore Project Document or, as the case may be, such Hedging Agreement, a notice of assignment to the relevant obligor(s) thereunder substantially in the form of Schedule 1 (Form of Notice of Assignment of Offshore Project Document) (or otherwise in form and substance reasonably satisfactory to the Security Agent) duly executed by, or on behalf of, the Company, and shall use reasonable endeavours to procure that each such notice is acknowledged by each Person to whom such notice is expressed to be given in substantially the form of acknowledgement attached to such notice within 30 days of the entering into or coming into existence of such Offshore Project Documentation or, as the case may be, such Hedging Agreement.

4.2	Notices of Charge

The Company shall deliver to the Security Agent (or procure the delivery to the Security Agent of), in respect of any asset which is the subject of any charge, a notice of charge in respect of such asset (in such form as the Security Agent may reasonably require from time to time), promptly upon demand of the Security Agent at any time and use its reasonable endeavour to procure that such notice is duly acknowledged by each Person to whom such notice is expressed to be given.

4.3	Further Advances

Subject to the terms of the Finance Documents, each Funding Party is under an obligation to make further advances (or, in the case of a Hedging Counterparty, payments) to the Company and that obligation will be deemed to be incorporated into this Debenture as if set out in this Debenture.

4.4	Registration of Intellectual Property

The Company shall, if requested by the Security Agent, execute all such documents and do all acts that the Security Agent may reasonably require to record the interest of the Security Agent in any registers relating to any registered Intellectual Property which is subject to a charge under or pursuant to Clause 3.2.1.

5.	FURTHER ASSURANCE

5.1	Further Assurance

The Company shall promptly execute, or procure the execution of, all documents (including without limitation assignments, transfers, mortgages, charges, notices and instructions) and do all things (including without limitation filings and registrations) that the Security Agent may require for the purpose of (a) exercising the Collateral Rights or (b) securing and perfecting its security over or title to all or any part of the Charged Property provided that any such requirement shall be reasonable prior to the delivery of an Enforcement Notice to the Company.

5.2	The Company shall, upon demand from the Security Agent, at any time after the Security Agent shall have given an Enforcement Notice to the Company, (a) procure the transfer of the Charged Property into the name of the Security Agent or its nominee(s), agents or such purchasers as the Security Agent shall direct and (b) execute, or procure the execution of, all documents and do all other things that the Security Agent may require to facilitate the realisation of the Charged Property.

5.3	Consents

The Company shall:

5.3.1	deliver to the Security Agent promptly upon execution of this Debenture, all consents necessary (if any) to enable the assets (which are in existence at the date of this Debenture and expressed to be subject to a fixed charge or an assignment pursuant to Clause 3 (Assignments and Fixed Charge)) to be the subject of an effective fixed charge or, as the case may be, assignment pursuant to Clause 3 (Assignments and Fixed Charge); and

5.3.2

subject to Clause 3.4.2, obtain and deliver to the Security Agent, promptly after acquisition of any assets or the coming into existence of any assets of the Company after the date of this Debenture (which assets, in either case, are expressed to be subject to a fixed charge or an assignment pursuant to Clause 3 (Assignments and Fixed Charge)), all consents necessary to enable such assets to be the subject of an effective fixed charge or, as the case may be, assignment pursuant to Clause 3 (Assignments and Fixed Charge).

Immediately upon obtaining any consent referred to in Clause 5.3, the asset concerned shall become subject to such security.

5.4	Implied Covenants for Title

The obligations of the Company under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

6.	COMPANY’S REPRESENTATIONS AND WARRANTIES

6.1	The Company hereby makes the following representations and warranties to the Security Agent (for and on behalf of the Secured Parties) and acknowledges that the Secured Parties have relied upon those representations and warranties:

(a)	the Company has not assigned or otherwise disposed or purported to assign or otherwise dispose of any of its right, title or interest:

(i)	under any of the Offshore Project Documents or Hedging Agreements; or

(ii)	in relation to the other Charged Property or any part thereof save in accordance with the terms of the Senior Finance Documents,

in each case save for the assignment created hereunder.

(b)	this Debenture:

(iii)	constitutes an effective security over the Charged Property; and

(iv)	enjoys the priority which it is expressed to have;

(c)	it is the sole and absolute legal and beneficial owner of all of the Charged Property free from any Lien, except for:

(i)	in the case of the Offshore Project Documents and the Hedging Agreements and all Monetary Claims in relation thereto, any Lien referred to in paragraph 3(a), 3(f) or 3(q) of Schedule 5 Part B of the Common Terms Agreement and any Mandatory Permitted Lien;

(ii)	in the case of the Intellectual Property referred to in Clause 3.2.1 and all Monetary Claims in relation thereto, any Permitted Lien and any Mandatory Permitted Lien; and

(iii)	in the case of the Investments, paragraph 3(a), 3(f) or 3(q) of Schedule 5 Part B of the Common Terms Agreement and any Mandatory Permitted Lien;

(d)

all acts, conditions and things required to be done, fulfilled and performed in order (i) to enable it lawfully to enter into, and perform and comply with the obligations expressed to be assumed by it in this Debenture, (ii) to ensure that the obligations expressed to be assumed by it in this Debenture are legal, valid, binding and enforceable and (iii) to make this Debenture admissible in evidence in its jurisdiction of incorporation and England, have been done, fulfilled and performed; and

(e)	under the laws of its jurisdiction of incorporation and England in force at the date hereof, it is not necessary that this Debenture be filed, recorded or enrolled with any court or other authority in such jurisdictions or that any stamp, registration or similar tax be paid on or in relation to this Debenture.

6.2	The representations and warranties contained in Clause 6.1 (other than Clauses 6.1(b), 6.1(d)(iii) and 6.1(e)) shall be deemed to be repeated (by reference to the facts and circumstances then existing) by the Company on:

(f)	the CP Satisfaction Date; and

(g)	each Advance Date.

7.	NEGATIVE PLEDGE AND DISPOSALS

7.1	Negative Pledge

The Company undertakes that it will not, at any time during the subsistence of this Debenture, create or permit to subsist any Lien over all or any part of the Charged Property, except for:

(a)	in the case of the Offshore Project Documents and the Hedging Agreements and all Monetary Claims in relation thereto, any Lien referred to in paragraph 3(a), 3(f) or 3(q) of Schedule 5 Part B of the Common Terms Agreement and any Mandatory Permitted Lien;

(b)	in the case of the Intellectual Property referred to in Clause 3.2.1 and all Monetary Claims in relation thereto, any Permitted Lien and any Mandatory Permitted Lien; and

(c)	in the case of the Investments, paragraph 3(a), 3(f) or 3(q) of Schedule 5 Part B of the Common Terms Agreement and any Mandatory Permitted Lien.

7.2	No Disposal of Interests

The Company undertakes that it shall not (and shall not agree to) at any time during the subsistence of this Debenture, except as permitted pursuant to the Common Terms Agreement or by this Clause 7:

7.2.1	execute any conveyance, transfer, lease or assignment of, or other right to use, all or any part of the Charged Property;

7.2.2	create any legal or equitable estate or other interest in, or over, or otherwise relating to, all or any part of the Charged Property; or

7.2.3

allow any Person any right to use or occupy or to become entitled to assert any proprietary interest in, or right over, the Charged Property, which may, in each case, adversely affect in any material respect the value of any of the Charged

Property or the ability of the Security Agent to exercise any of the Collateral Rights.

8.	INVESTMENTS

8.1	Investments: Payment of Calls

The Company shall pay when due all calls or other payments which may be or become due in respect of any of the Investments, and in any case of default by the Company in such payment, the Security Agent may, if it thinks fit, make such payment on behalf of the Company in which case any sums paid by the Security Agent shall be reimbursed by the Company to the Security Agent on demand and shall carry interest from the date of payment by the Security Agent until reimbursed at the rate and in accordance with Clause 2.1(a).

8.2	Investments: Delivery of Documents

After the delivery of an Enforcement Notice by the Security Agent to the Company, the Company shall promptly on the request of the Security Agent, deliver (or procure delivery) to the Security Agent, and the Security Agent shall be entitled to retain, any document (in such form and substance as the Security Agent may reasonably require) which the Security Agent may reasonably request with a view to perfecting or improving its security over the Investments or to registering any Investment in its name or the name of any nominee(s).

8.3	Investments: Procedure for Investment

The Company shall comply with paragraph 10 (Permitted Investments) of Schedule 6 (Accounts) to the Common Terms Agreement.

8.4	Investments: Exercise of Rights

The Company shall not exercise any of its rights and powers in relation to any of the Investments in any manner which could reasonably be expected to prejudice (a) materially the value of, or (b) the ability of the Security Agent to realise, the security created by this Debenture.

9.	INTELLECTUAL PROPERTY

The Company shall during the subsistence of this Debenture in respect of any Intellectual Property which is material to or required in connection with its business:

9.1.1	take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence and the validity of any such Intellectual Property; and

9.1.2	not use or permit any such Intellectual Property to be used in any way which may materially and adversely affect its value.

10.	ENFORCEMENT OF SECURITY

10.1	Enforcement

After the Security Agent shall have given an Enforcement Notice to the Company, the security created by or pursuant to this Debenture is immediately enforceable and the

Security Agent shall be entitled, without prior notice to the Company or prior authorisation from the Company or any court, to:

10.1.1	enforce all or any part of such security (at the times, in the manner and on the terms it thinks fit) including taking possession of, holding, selling or otherwise disposing of all or any part of the Charged Property at the times, in the manner and on the terms as it may think fit; and

10.1.2	whether or not it has appointed a Receiver, exercise all or any of the powers, authorities and discretions conferred by the Law of Property Act 1925 (as varied or extended by this Debenture) on mortgagees and by this Debenture on any Receiver or otherwise conferred by law on mortgagees or Receivers.

The Security Agent shall be entitled to apply the proceeds of any of the above actions in accordance with Clause 14.1 and/or Clause 14.2.

10.2	No Liability as Mortgagee in Possession

Neither the Security Agent nor any Receiver shall be liable to account as a mortgagee in possession in respect of all or any part of the Charged Property or be liable for any loss upon realisation or for any neglect, default or omission in connection with the Charged Property to which a mortgagee in possession might otherwise be liable other than any loss which arises as a consequence of any gross negligence or wilful default on the part of the Security Agent or Receiver.

10.3	Purchase of Assets

So long as Wynn Resorts has not delivered a notice under Clause 5.2 of the Wynn Resorts Support Agreement terminating its obligations under Clause 6 thereof, the Security Agent shall, prior to the acceptance of any offer made by a Senior Secured Creditor for the purchase of all or any of the assets subject to security hereunder, give reasonable details of all of the written offers received by the Security Agent for the purchase of such assets.

11.	EXTENSION AND VARIATION OF THE LAW OF PROPERTY ACT 1925

11.1	Extension of Powers

The power of sale or other disposal conferred on the Security Agent and on any Receiver by this Debenture shall operate as a variation and extension of the statutory power of sale under Section 101 of the Law of Property Act 1925 and such power shall arise (and the Secured Obligations shall be deemed due and payable for that purpose) on execution of this Debenture.

11.2	Restrictions

Any restrictions on the consolidation of Liens shall be excluded to the fullest extent permitted by law and the Security Agent shall, so far as it shall be lawful, be entitled to consolidate all or any of the security interests constituted by this Debenture and/or its powers hereunder with any other Liens whether in existence at the date of this Debenture or created thereafter. Without prejudice to the foregoing, the restrictions contained in Sections 93 and 103 of the Law of Property Act 1925 shall not apply to this Debenture or to the exercise by the Security Agent of its right to consolidate all or any of the security created by or pursuant to this Debenture with any other security in existence at any time or to its power of sale, which powers may be exercised by the Security Agent without notice to the Company on or at any time after delivery of an Enforcement Notice by the Security Agent to the Company.

11.3	Power of Leasing

The statutory powers of leasing may be exercised by the Security Agent at any time after the delivery of an Enforcement Notice by the Security Agent to the Company and the Security Agent and any Receiver may make any lease or agreement for lease, accept surrenders of leases and grant options on such terms as it shall think fit, without the need to comply with any restrictions imposed by Sections 99 and 100 of the Law of Property Act 1925.

11.4	Certificate

A certificate in writing by an officer or agent of the Security Agent that any power of sale or other disposal has arisen and is exercisable shall be conclusive evidence (in the absence of manifest error) of that fact, in favour of a purchaser of all or any part of the Charged Property.

12.	APPOINTMENT OF RECEIVER OR ADMINISTRATOR

12.1	Appointment and Removal

After the Security Agent shall have given an Enforcement Notice to the Company or if requested by the Company, the Security Agent may by writing (acting through an authorised officer of the Security Agent) without notice to the Company:

12.1.1	appoint one or more Persons to be a Receiver of the whole or any part of the Charged Property;

12.1.2	remove (so far as it is lawfully able) any Receiver so appointed;

12.1.3	appoint another Person(s) as an additional or replacement Receiver(s); and

12.1.4	appoint one or more Persons to be an administrator of the Company.

12.2	Capacity of Receivers

Each Person appointed to be a Receiver pursuant to Clause 12.1 (Appointment and Removal) shall be:

12.2.1	entitled to act individually or together with any other Person appointed or substituted as Receiver;

12.2.2	for all purposes deemed to be the agent of the Company which shall be solely responsible for his acts, defaults and liabilities (other than such acts, defaults and liabilities that are attributed to the gross negligence or wilful misconduct of the Receiver) and for the payment of his remuneration and no Receiver shall at any time act as agent for the Security Agent; and

12.2.3	entitled to remuneration for his services at a reasonable rate to be fixed by the Security Agent from time to time (without being limited to the maximum rate specified by the Law of Property Act 1925).

12.3	Statutory Powers of Appointment

The powers of appointment of a Receiver shall be in addition to all statutory and other powers of appointment of the Security Agent under the Law of Property Act 1925 (as extended by this Debenture) or otherwise and such powers shall remain exercisable from time to time by the Security Agent in respect of any part of the Charged Property.

13.	POWERS OF RECEIVER

In addition to the powers of the Security Agent conferred by Clause 10 (Enforcement of Security), every Receiver shall (subject to any limitations or restrictions in the instrument appointing him but notwithstanding any winding-up, insolvency or dissolution of the Company) have and be entitled to exercise, in relation to the Charged Property (and any assets of the Company which, when got in, would be Charged Property) in respect of which he was appointed, and as varied and extended by the provisions of this Debenture (in the name of or on behalf of the Company or in his own name and, in each case, at the cost of the Company):

13.1.1	all the powers conferred by the Law of Property Act 1925 on mortgagors and on mortgagees in possession and on receivers appointed under that Act;

13.1.2	all the powers of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver);

13.1.3	all the powers and rights of an absolute owner and power to do or omit to do anything which the Company itself could do or omit to do;

13.1.4	the power to do all things (including without limitation bringing or defending proceedings in the name or on behalf of the Company) which are incidental or conducive to (a) any of the functions, powers, authorities or discretions conferred on or vested in him or (b) the exercise of the Collateral Rights (including without limitation realisation of all or any part of the Charged Property) or (c) bringing to his hands any assets of the Company forming part of, or which when got in would be, Charged Property; and

13.1.5	all the powers conferred on him by general law.

13.2	Without prejudice to the generality of the foregoing, each Receiver shall (subject to any limitations or restrictions in the instrument appointing him but notwithstanding any winding-up, bankruptcy, insolvency or dissolution of the Company) have the following powers in relation to the part of the Charged Property (and any assets which, when got in, would be part of such Charged Property) in respect of which he was appointed (and every reference in this Clause 13.2 to the “Charged Property” shall be read as a reference to that part of the Charged Property in respect of which such Receiver was appointed):

(a)	Take Possession

power to take immediate possession of, collect and get in all or any part of the Charged Property including without limitation all dividends, interests and other moneys arising therefrom or accruing thereto (whether before or after the date of his appointment) and without prejudice to the foregoing, to cause to be registered all or any part of the Charged Property in its own name or in the name of its nominee(s) or in the name of any purchaser(s) thereof;

(b)	Proceedings and Claims

power to bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with the business of the Company or all or any part of the Charged Property or this Debenture in the name of the Company or in his own name and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(c)	Deal with Charged Property

power to sell, transfer, convey and/or dispose of all or any part of the Charged Property (in each case with or without consideration) in such manner and on such terms as he thinks fit;

(d)	Voting Rights

exercise (or refrain from exercising) any or all of the voting rights in respect of the Charged Property or any part thereof in such manner and on such terms as he thinks fit;

(e)	Acquisitions

power to purchase, lease, hire or otherwise acquire any assets or rights of any description which he shall in his absolute discretion consider necessary or desirable for the improvement or realisation of the whole or any part of the Charged Property or otherwise for the benefit of the whole or any part of the Charged Property;

(f)	Redemption of Security

power to redeem, discharge or compromise any security whether or not having priority to the security constituted by this Debenture or any part of it;

(g)	Covenants, Guarantees and Indemnities

power to enter into bonds, covenants, guarantees, commitments, indemnities and other obligations or liabilities as he shall think fit, to make all payments needed to effect, maintain or satisfy such obligations or liabilities and to use the company seal(s) (if any) of the Company; and

(h)	Exercise of Powers in Company’s Name

power to exercise any of the above powers on behalf of and in the name of the Company (notwithstanding any winding-up, bankruptcy, insolvency or dissolution of the Company) or on his own behalf.

13.3	In making any sale or other disposal of all or any part of the Charged Property or any acquisition in the exercise of their respective powers, a Receiver or the Security Agent may do so for such consideration, in such manner, and generally on such terms and conditions as it thinks fit. Any contract for any sale, disposal or acquisition by the Receiver or the Security Agent may contain conditions excluding or restricting the personal liability of the Receiver or the Security Agent.

14.	APPLICATION OF MONEYS

14.1	All moneys received or recovered by the Security Agent or any Receiver pursuant to this Debenture or the powers conferred by it shall (subject to (a) the claims of any Person having prior rights thereto and (b) Clause 14.2 and by way of variation of the provisions of the Law of Property Act 1925) be applied by the Security Agent (notwithstanding any purported appropriation by any of the Company or any other Grantors) in accordance with Clause 9 (Disposal and Insurance Proceeds) or, as the case may be, Clause 15 (Application of Proceeds) of the Deed of Appointment and Priority.

14.2	Notwithstanding any other provision of the Finance Documents, the Security Agent or any Receiver may, at any time after the delivery of an Enforcement Notice to the Company, pay any or all of the moneys received, recovered or realised by the Security Agent or such Receiver under this Debenture and/or the Capital Contributions Account Control Agreement (including without limitation the proceeds of any conversion of currency) into any suspense or impersonal account (which is interest-bearing provided that there is no tax liability on the Security Agent with respect to any interest in such account) for so long as the Security Agent or such Receiver shall think fit (whether or not any Secured Obligations shall have become due) pending any further application of such moneys (as the Security Agent or such Receiver shall be entitled, but not obliged, to do in its discretion) in accordance with the provisions of Clause 14.1 or, as the case may be, section 10 of the Capital Contributions Account Control Agreement. If the Secured Obligations have been fully discharged or would be fully discharged if the moneys in such suspense or impersonal account were applied towards satisfaction of the Secured Obligations, the Security Agent shall apply the moneys in such suspense or impersonal account towards satisfaction of the Secured Obligations and if there are any moneys remaining in such suspense or impersonal account after the Secured Obligations have been fully discharged, the Security Agent shall pay such remaining moneys to any Person as directed by the Company. Any interest accrued on any moneys in such suspense or impersonal account shall be credited to such suspense or, as the case may be, impersonal account and shall, subject to the terms of this clause 14.2, be applied towards satisfaction of the Secured Obligations.

15.	PROTECTION OF PURCHASERS

15.1	Consideration

The receipt of the Security Agent or any Receiver in respect of consideration from a purchaser shall be conclusive discharge to a purchaser and, in making any sale or disposal of any of the Charged Property or making any acquisition, the Security Agent or any Receiver may do so for such consideration, in such manner and on such terms as it thinks fit.

15.2	Protection of Purchasers

No purchaser or other Person dealing with the Security Agent or any Receiver shall be bound to inquire whether the right of the Security Agent or such Receiver to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Security Agent or such Receiver in such dealings.

16.	POWER OF ATTORNEY

16.1	The Company hereby by way of security irrevocably (within the meaning of Section 4 of the Powers of Attorney Act 1971) appoints the Security Agent and any Receiver severally to be its attorney and in its name, on its behalf and as its act and deed to, upon and at all times after the Security Agent shall have delivered an Enforcement Notice to the Company, execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:

16.1.1	carrying out any obligation imposed on the Company by this Debenture (including without limitation the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Charged Property) and/or any other Finance Documents which the Company has failed to perform in accordance with the terms hereof or thereof; and

16.1.2	enabling the Security Agent and any Receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Debenture or any other Finance Document or by law (including without limitation, after the Security Agent shall have delivered an Enforcement Notice to the Company, the exercise of any right of a legal or beneficial owner of the Charged Property).

16.2	The Company shall ratify and confirm all things done and all documents executed by any attorney in accordance with the terms of this Clause 16 in the exercise of all or any of his powers granted by or in relation to the Company.

17.	COMPANY’S OBLIGATIONS

The obligations of the Company hereunder and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

(a)	any winding-up, dissolution, re-organisation, bankruptcy, death or insolvency of, or any change in, the Company or any other Person;

(b)	any of the Secured Obligations being at any time illegal, invalid, unenforceable or ineffective;

(c)	any unenforceability or invalidity of any other agreement or document;

(d)	any time or other indulgence being granted to the Company or any other Person with respect to the Secured Obligations;

(e)	any amendment, variation, waiver or release of any of the Secured Obligations except for a release or discharge in accordance with Clause 16.20 of the Deed of Appointment and Priority;

(f)	any variation of the terms upon which the Security Agent holds the security constituted hereby;

(g)	any failure to take or failure to realise the value of any other collateral in respect of the Secured Obligations or any release, discharge, exchange or substitution of any such collateral; or

(h)	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect any or all of the obligations of the Company or the Collateral Rights hereunder.

18.	EFFECTIVENESS OF COLLATERAL

18.1	The security created by or pursuant to this Debenture and the Collateral Rights shall be cumulative, in addition to and independent of every other security which the Security Agent or any Secured Party may at any time hold for the Secured Obligations or any other obligations or any rights, powers and remedies provided by law. No prior security held by the Security Agent (whether in its capacity as agent or trustee or otherwise) or any of the other Secured Parties over the whole or any part of the Charged Property shall merge into the security constituted by this Debenture.

18.2	The security created by or pursuant to this Debenture shall remain in full force and effect as a continuing security for the Secured Obligations unless and until discharged by the Security Agent and shall not cease by reason of any partial payment of any of the Secured Obligations. Notwithstanding the foregoing, if the obligations of the Company under this Debenture cease to be continuing for any reason, the liability of the Company at the date of such cessation shall remain, regardless of any subsequent increase or reduction in the Secured Obligations.

18.3	No failure on the part of the Security Agent to exercise, or any delay on its part in exercising, any Collateral Right shall operate as a waiver of that Collateral Right, nor shall any single or partial exercise of any Collateral Right preclude any further or other exercise of that or any other Collateral Right.

18.4	The Security Agent shall not be obliged, before exercising any Collateral Right as against the Company (a) to make any demand of any other Grantor or any other Person, (b) to take any action or obtain judgment in any court against the Company, any other Grantor or any other Person, (c) to make or file any proof or claim in a liquidation, bankruptcy or insolvency of the Company, any other Grantor or any other Person or (d) to enforce or seek to enforce any other security in respect of the Secured Obligations.

18.5	Until the satisfaction of the requirements set out in Clause 16.20 of the Deed of Appointment and Priority in respect of the release of security, any settlement or discharge hereunder shall be conditional upon no security or payment to the Security Agent by or on behalf of the Company and/or any other Grantor being avoided or reduced by virtue of any Company’s or any other Grantor’s bankruptcy, insolvency, liquidation or similar laws of general application and shall in those circumstances be void.

19.	SUBSEQUENT SECURITY INTERESTS

If the Security Agent (acting in its capacity as Security Agent or otherwise) or any of the other Secured Parties at any time receives or is deemed to have received notice (which it reasonably believes to be genuine, correct and appropriately authorised) of any subsequent Lien affecting all or any part of the Charged Property or any assignment or transfer of the Charged Property which is prohibited by the terms of this Debenture or the other Finance Documents, all payments thereafter by or on behalf of the Company to the Security Agent (whether in its capacity as Security Agent or otherwise) or any of the other Secured Parties shall be treated as having been credited to a new account of the Company and not as having been applied in reduction of the Secured Obligations as at the time when the Security Agent received such notice until such subsequent Lien (if any) is discharged or concluded not to exist in a form or manner not prohibited by this Agreement or the other Finance Documents.

20.	SET-OFF

The Company authorises the Security Agent (but the Security Agent shall not be obliged to exercise such right) from time to time to, after the delivery of an Enforcement Notice to the Company, set off against any or all of the sums due and payable but unpaid by and/or any or all of the obligations of the Company to the Security Agent under this Debenture and/or the Capital Contributions Account Control Agreement any amount or other obligation (contingent or otherwise) owing by the Security Agent to the Company and apply any credit balance to which the Company is entitled on any account with the Security Agent in discharge of such sums payable by and/or such obligations of the Company (notwithstanding any specified maturity of any deposit standing to the credit of any such account).

21.	EXPENSES, STAMP TAXES AND LIABILITY

21.1	Expenses

The Company shall, from time to time on demand of the Security Agent, reimburse the Security Agent for:

(a)	at any time prior to the delivery of an Enforcement Notice to the Company, all reasonable costs and expenses (including legal fees); or

(b)	at any time upon or after the delivery of an Enforcement Notice to the Company, all costs and expenses (including legal fees)

on a full indemnity basis incurred by it in connection with:

(i)	the perfection of the security contemplated in this Debenture and the Capital Contributions Account Control Agreement; and

(ii)

the exercise, preservation and/or enforcement of any of the Collateral Rights or the security contemplated by this Debenture and the Capital Contributions Account Control Agreement or any proceedings instituted by or against the Security Agent as a consequence of taking or holding the security or of enforcing the Collateral Rights, and shall carry interest from the date following 15 days after the date of such demand until so reimbursed at the rate and on the basis as mentioned in Clause 19.5 (Interest on demands) of the Deed of Appointment and Priority.

21.2	Stamp Taxes

The Company shall pay all stamp, registration and other taxes to which this Debenture, the security contemplated in this Debenture or any judgment given in connection with it is or at any time may be subject and shall, from time to time, indemnify the Security Agent on demand against any liabilities, costs, claims and expenses resulting from any failure to pay or delay in paying any such tax.

21.3	Indemnity

The Company shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Security Agent, its agents, attorneys and any Receiver against any action, proceeding, claims, losses, liabilities and costs which it has sustained as a consequence of any breach by the Company of the provisions of this Debenture, the exercise of any of the rights and powers conferred on them by this Debenture (other than any loss or cost which arises as a consequence of any gross negligence or wilful misconduct on the part of the Security Agent) provided that such costs shall be reasonable prior to the delivery of an Enforcement Notice to the Company. The Company is not liable to indemnify the Security Agent against any costs referred to in this Clause 21.3 to the extent that such costs have been paid by the Company to the Security Agent under Clause 21.1 (Expenses).

21.4	No Liability

Subject to Clause 10.3 (Purchase of Assets), none of the Security Agent, its nominee(s) or any Receiver shall be liable by reason of (a) taking any action permitted by this Debenture or (b) any neglect or default in connection with all or any part of the Charged Property or (c) taking possession of or realising all or any part of the Charged Property, except in each case in the case of gross negligence or wilful default upon its part.

22.	CURRENCY CONVERSION AND INDEMNITY

22.1	Currency Conversion

For the purpose of or pending the discharge of any or all of the Secured Obligations, the Security Agent may convert any moneys received, recovered or realised or subject to application by the Security Agent or any Receiver pursuant to this Debenture and/or the Capital Contributions Account Control Agreement from the currency of such moneys to another for such purpose and any such conversion shall be made at the Security Agent’s spot rate of exchange for the time being (or such other rate as may be available to the Security Agent from time to time in the ordinary course of business) for obtaining such other currency with the first currency and the Secured Obligations shall be discharged only to the extent of the net proceeds of such conversion received by the Security Agent.

22.2	Currency Indemnity

If any sum (a “Sum”) due from the Company under this Debenture and/or the Capital Contributions Account Control Agreement or any order or judgment given or made in relation thereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)	making or filing a claim or proof against the Company; or

(b)	obtaining or enforcing an order or judgment in any court or other tribunal,

the Company shall (through the Security Agent) indemnify each Person to whom such Sum is due from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange at which such Person may in the ordinary course of business purchase the First Currency with the Second Currency at the time of receipt of such Sum.

23.	PAYMENTS FREE OF DEDUCTION

All payments to be made to the Security Agent under this Debenture shall be made free and clear of and without deduction for or on account of tax unless the Company is required to make such payment subject to the deduction or withholding of tax, in which case the sum payable by the Company in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Person on account of whose liability to tax such deduction or withholding has been made receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

24.	PARTIAL INVALIDITY

If, at any time, any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Debenture nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Debenture is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

25.	DISCRETION AND DELEGATION

25.1	Discretion

Any liberty or power which may be exercised or any determination which may be made under this Debenture or under the Capital Contributions Account Control Agreement by the Security Agent or any Receiver may, subject to the terms and conditions of the Deed of Appointment and Priority, be exercised or made in its absolute and unfettered discretion without any obligation to give reasons save that the Security Agent shall act in a reasonable manner if expressly required hereunder or, as the case may be, under the Capital Contributions Account Control Agreement.

25.2	Delegation

Each of the Security Agent and any Receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Debenture (including without limitation the power of attorney under Clause 16 (Power of Attorney)) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise any subsequent delegation or any revocation of such power, authority or discretion by the Security Agent or the Receiver itself.

26.	CHANGES TO PARTIES

26.1	The Company may not assign or transfer any or all of its rights (if any) and/or obligations under this Debenture.

26.2	The Security Agent may:

(a)	assign all or any of its rights under this Debenture; and

(b)	transfer all or any of its obligations (if any) under this Debenture,

to any successor Security Agent in accordance with the provisions of the Deed of Appointment and Priority, provided that it is acknowledged that such assignment or transfer shall not in any way prejudice the priority of the security constituted by this Debenture (which shall be assigned to such successor Security Agent pursuant to the terms of the Deed of Appointment and Priority). Upon such assignment and transfer taking effect, the successor Security Agent shall be and be deemed to be acting as agent and security trustee for the Secured Parties for the purposes of this Debenture and in place of the former Security Agent.

26.3	Subject to the relevant provisions of the Finance Documents, each Secured Party may assign all or any of its rights under this Debenture (whether direct or indirect) in accordance with the provisions of the Finance Documents. It is acknowledged that none of the Finance Parties has or shall have any obligation under this Debenture.

26.4	The Company irrevocably and unconditionally confirms that:

(a)	it consents to any assignment or transfer by any Secured Party of its rights and/or obligations made in accordance with the provisions of the Finance Documents;

(b)	it shall continue to be bound by the terms of this Debenture, notwithstanding any such assignment or transfer; and

(c)	the assignee or transferee of such Secured Party shall acquire an interest in this Debenture upon such assignment or transfer taking effect.

27.	PERPETUITY PERIOD

The perpetuity period under the rule against perpetuities, if applicable to this Debenture, shall be the period of 80 years from the date of this Debenture.

28.	NOTICES

28.1	Any communication to be made under or in connection with this Debenture shall be made in writing but, unless otherwise stated, may be made by fax or letter.

28.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Debenture is identified with its signature below, or any substitute address, fax number or department or officer as the party may notify to the other party by not less than 10 Business Days’ notice.

28.3	Any communication or document made or delivered by one Person to another under or in connection with this Debenture shall only be effective:

(a)	if delivered personally or by overnight courier, when left at the relevant address;

(b)	if by way of fax, when received in legible form; or

(c)	if by way of letter, when it has been left at the relevant address or 10 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2, if addressed to that department or officer.

28.4	Any communication or document to be made or delivered to the Security Agent shall be effective only when actually received by the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Security Agent’s signature below (or any substitute department or officer as the Security Agent shall specify for this purpose).

29.	GOVERNING LAW

This Debenture and all matters arising from or connected with it are governed by English law.

30.	JURISDICTION

30.1	The courts of England have exclusive jurisdiction to settle any disputes (a “Dispute”) arising out of, or in connection with this Debenture (including without limitation a dispute regarding the existence, validity or termination of this Debenture or the consequences of its nullity).

30.2	The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them and, accordingly, that they will not argue to the contrary.

30.3	This Clause 30.3 is for the benefit of the Secured Parties only. As a result, no Secured Parties shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law and the Finance Documents, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

30.4

The Company agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on Law Debenture Corporate Services Limited. If the appointment of the Person mentioned in this Clause 30.4 ceases to be effective, the Company shall immediately appoint another Person in England to accept service of process on its behalf in England. If the Company fails to do so (and such failure continues for a period of not less than 14 days), the

Security Agent shall be entitled to appoint such a Person by notice to the Company. Nothing contained herein shall restrict the right to serve process in any other manner allowed by law. This Clause 30.4 applies to Proceedings in England and to Proceedings elsewhere.

30.5	The Company waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

30.5.1	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

30.5.2	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

31.	EXERCISE OF RIGHTS

Notwithstanding anything in Clause 30.3 to the contrary, the Secured Parties will only exercise their rights under this Debenture through the Security Agent unless and until the appointment of the Security Agent ceases and no successor Security Agent is appointed under Clause 17.1 (Resignation of Security Agent) of the Deed of Appointment and Priority.

32.	COUNTERPART

This Debenture may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

IN WITNESS WHEREOF this Debenture has been signed on behalf of the Security Agent and executed as a deed by the Company and is intended to be and is hereby delivered by the Company as a deed on the date specified above.

SIGNATURES

The Company

EXECUTED as a DEED	)
by WYNN RESORTS (MACAU) S.A.	)	Matt Maddox
acting by Matthew Maddox	)

Address:	429 Avenida da Praia Grande, 18th Floor, Praia Grande Commercial Centre, Macau

Telephone:	(853) 371476

Fax:	(853) 329966

Attention:	Chief Financial Officer

With a copy to:

Wynn Resorts, Limited

Address:	3131 Las Vegas Boulevard South Las Vegas, Nevada 89109 USA

Telephone:	(1) 702-770-2111

Fax:	(1) 702-770-1520

Attention:	General Counsel

The Security Agent

SOCIÉTÉ GÉNÉRALE, HONG KONG BRANCH

By:	David Gore	Sun Peng Lui

Address:	42/F Edinburgh Tower, 15 Queen’s Road Central, Hong Kong

Telephone:	(852) 2166-5671/ (852) 2166-5430/ (852) 2166-5665

Fax:	(852) 2804-6215

Attention:	Sunny Lui/ Raymond Fung/ Sara Wong Risk & Agency